Exhibit 10.1

[First Tennessee Letterhead]

May 12, 2005

Mr. Andrew Clarke
Forward Air Corporation
P.O. Box 1058
Greeneville, TN 37744

Re: Forward Air Corporation Credit Facility

Dear Andy:

Concerning the terms of the Loan and Security Agreement date September 10, 1998 ,and the Modification Agreement dated June 18, 2002 First Tennessee Bank (“The Bank”) agrees to the following:

1.	The Bank extends the maturity date on the $20,000,000 Master Secured Promissory Note dated September 10, 1998 (the “Line of Credit”) to April 30, 2007.

This agreement constitutes a one time modification to the specific items addressed above. All other terms and agreements of the Loan Documents remain in full effect and force.

Sincerely,

/s/ Steve Mears
Steve Mears
Senior Vice President

Accepted as of the 17th day of May, 2005

By: /s/ Andrew C. Clarke

Andrew Clarke, Chief Financial Officer

Forward Air Corporation